Exhibit 2.7

July 23, 2014

BCE Inc.

1, Carrefour Alexander-Graham-Bell

Building A5 Verdun, Québec

H3E 3B3

Dear Sirs/Madams:

Re: Lock-up Agreement

I understand that you, Bell Aliant Inc. (the “Company”) and Bell Aliant Preferred Equity Inc. (“Prefco”) wish to enter into a support agreement dated as of the date hereof (the “Support Agreement”) contemplating, among other things, an offer (the “Offer”) by you to acquire all of the outstanding common shares of the Company (“Common Shares”) (other than Common Shares owned directly or indirectly by you) pursuant to a take-over bid under applicable Canadian securities laws, upon the terms and subject to the conditions set forth in the Support Agreement. I do not own any preferred shares of Prefco. I am the owner of 1,294 Common Shares (such Common Shares, together with any other Common Shares of the Company directly or indirectly acquired by or issued to the undersigned after the date hereof, the “Holder Securities”). Capitalized terms used in this agreement, unless otherwise defined, have the meanings given to them in the Support Agreement.

Provided that you make the Offer in accordance with the terms and conditions of the Support Agreement, and provided that the Company Board recommends to Common Shareholders to deposit their Common Shares to, or otherwise supports the Offer, then for so long as the Company Board continues to so recommend the Offer, I hereby agree that, in my capacity as a Common Shareholder and not in my capacity as an officer or director of the Company, I will:

(a)	take all actions necessary to validly deposit, or cause to be validly deposited, all of the Holder Securities under the Offer, in accordance with the terms of the Offer;

(b)

not withdraw any of the Holder Securities from the Offer, unless there is a Company Change of Recommendation or the Company enters into an agreement with respect to an alternative transaction pursuant to Section 5.6 of the Support Agreement;

(c)

not grant or agree to grant to any Person any proxy or other right to any of the Holder Securities, or enter into any voting trust, vote pooling or other agreement or arrangement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind with respect to any of the Holder Securities, except in accordance with the recommendation of the Company Board or as may be required by applicable Laws;

(d)

use reasonable efforts as a Common Shareholder to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate the transactions contemplated by this agreement, including using reasonable efforts to (i) support the Offer, and (ii) fulfill all conditions and satisfy all provisions of this agreement applicable to, or within the control of, the undersigned;

(e)

not, directly or indirectly, sell, transfer, pledge, create or permit any Encumbrance (other than Encumbrances created by this agreement) on, grant a security interest in, or otherwise convey any Holder Securities (or any right or interest therein (legal or equitable)) to any Person or group;

(f)

take all such steps as are required to ensure that, at the time at which you take up and pay for Holder Securities pursuant to the Offer, the Holder Securities will be owned by the undersigned with good and marketable title thereto, free and clear of any Encumbrances (other than Encumbrances created by this agreement), and will not be subject to any shareholders’ agreement, voting trust or other similar arrangement or any right or privilege capable of becoming a shareholders’ agreement, voting trust or other similar arrangement affecting the Holder Securities or the undersigned’s ability to exercise all ownership rights thereto, including the voting of any Holder Securities;

(g)	not take any action that is inconsistent with the performance of its obligations under this agreement; and

(h)	not agree to, or make any public announcement of any intention not to, do any of the foregoing.

I hereby represent and warrant that (a) I am the sole owner of the Holder Securities set forth in the first paragraph of this agreement, with good and marketable title thereto, free of any and all Encumbrances, and I have the sole right to vote and sell all of such Holder Securities, (b) no Person has any agreement or option, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Holder Securities or any interest therein or right thereto, and (c) the only Common Shares beneficially owned, directly or indirectly, by the undersigned on the date hereof are the Common Shares set forth in the first paragraph of this agreement.

This letter agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Unless extended by mutual agreement in writing by the parties hereto, this letter agreement shall automatically terminate upon the termination of the Support Agreement in accordance with its terms.

Nothing contained in this letter agreement shall restrict or limit the actions of any Common Shareholder who is a director or officer of the Company which are required to be taken by such Common Shareholder in the discharge of his or her fiduciary duties as a director or officer of the Company.

If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing the enclosed copies of this letter where indicated below and returning the same to the undersigned, upon which this letter as so accepted shall constitute an agreement among us.

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Yours truly,

/s/ Dan McKeen
Dan McKeen

Accepted and agreed on this 23rd day of July, 2014.

BCE INC.

Per:	/s/ Michel Lalande
	Name:	Michel Lalande
	Title:	Senior Vice-President, General Counsel and Corporate Secretary